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                           OHIO CASUALTY CORPORATION

       EXHIBIT 12.1 - COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)
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                                     Pro forma    Quarter    Pro forma
                                   Quarter Ended   Ended     Year Ended                      Year Ended December 31,
                                     MARCH 31,    MARCH 31,  DECEMBER 31,
                                      2002 (1)      2002      2001 (1)      2001       2000          1999        1998       1997
                                    ----------- ----------- ----------- ----------- -----------  ----------- ----------- -----------

Pretax income (loss) from
continuing operations               $    41,500 $    41,126 $   123,043 $   126,388 $  (129,702) $   136,889 $   103,000 $   173,457

Fixed charges:
   Interest expense                       2,516       1,904      10,063      11,708      15,632       14,046       3,547       3,147
   Amortization of debt expense              52         290         210       1,909         463          342         340         412
   One-third of rentals                   1,154       1,154       4,352       4,352       4,983        5,134       4,022       4,148
                                    ----------- ----------- ----------- ----------- -----------  ----------- ----------- -----------

                                    ----------- ----------- ----------- ----------- -----------  ----------- ----------- -----------
            EARNINGS                $    45,221 $    44,473 $   137,668 $   144,357 $  (108,624) $   156,411 $   110,909 $   181,164
                                    =========== =========== =========== =========== ===========  =========== =========== ===========

Fixed charges:

   Interest expense                       2,516       1,904      10,063      11,708      15,632       14,046       3,547       3,147
   Amortization of debt expense              52         290         210       1,909         463          342         340         412
   One-third of rentals                   1,154       1,154       4,352       4,352       4,983        5,134       4,022       4,148
                                    ----------- ----------- ----------- ----------- -----------  ----------- ----------- -----------

                                    ----------- ----------- ----------- ----------- -----------  ----------- ----------- -----------

            FIXED CHARGES           $     3,722 $     3,347 $    14,625 $    17,970 $    21,078  $    19,522 $     7,909 $     7,707
                                    =========== =========== =========== =========== ===========  =========== =========== ===========

Ratio of Earnings to Fixed Charges        12.15       13.29        9.41        8.03       (5.15)        8.01       14.02       23.51
                                    =========== =========== =========== =========== ===========  =========== =========== ===========


Earnings in Excess of Fixed Charges $    41,499 $    41,126 $   123,043 $   126,388 $  (129,702) $   136,889 $   103,000 $   173,457
                                    =========== =========== =========== =========== ===========  =========== =========== ===========

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(1)   The pro forma Ratio of Earnings to Fixed Charges gives effect to the net change in the interest expense resulting from the sale of the notes on March 19, 2002 and the application of the proceeds thereof to the repayment of the Corporation's indebtedness under a Credit Agreement with JP Morgan Chase Bank, as lender and as agent for various other lenders, as if such transaction had occurred at the beginning of the periods presented.